Exhibit 99.1

Schnitzer Reports First Quarter 2013 Financial Results

Delivers Positive Operating Income and Expands Auto Parts Business Platform by Ten Stores

PORTLAND, Ore.--(BUSINESS WIRE)--January 8, 2013--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported adjusted operating income of $3 million, an adjusted loss per share of $0.02 and a loss per share of $0.06 for its fiscal 2013 first quarter ended November 30, 2012. Adjusted results for the quarter exclude a $2 million pre-tax restructuring charge associated with cost reduction initiatives announced in August 2012. All three of the Company's business segments generated positive operating income. Reported results for the first quarter include the adverse impact of a noncash valuation allowance on deferred tax assets of approximately $2 million, which equates to $0.06 per share, and the $2 million restructuring charge, which equates to $0.04 per share. In the fourth quarter of 2012, the Company reported a loss per share of $0.02.

During the first quarter, export and domestic sales prices for recycled ferrous metals dropped approximately $50 per ton from August levels driven by significantly lower domestic utilization rates and weak global economic conditions which continued to adversely impact overall steel demand. In addition, the supply of scrap continued to be constrained by low US GDP growth, and supply volumes were negatively impacted by the lower price environment. The combination of declining trend in selling prices, the impact of constrained supply volumes on production costs and the timing of shipments resulted in lower sales volumes and compressed margins during the quarter.

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q13	4Q12	Change	1Q12	Change
Revenues	$593	$762	(22)%	$812	(27)%

Operating Income (Loss)	$1	$(1)	NM	$15	(92)%
Restructuring Charges	2	5	(68)%	—	—
Adjusted Operating Income(1)	$3	$4	(23)%	$15	(81)%

Net Income (Loss) attributable to SSI	$(2)	$—	NM	$7	NM
Restructuring Charges, net of tax	1	3	(67)%	—	—
Adjusted Net Income (Loss) attributable to SSI(1)	$(1)	$3	NM	$7	NM

Net Income (Loss) per share attributable to SSI	$(0.06)	$(0.02)	NM	$0.25	NM
Restructuring Charges, net of tax, per share	0.04	0.12	(67)%	—	—
Adjusted diluted EPS attributable to SSI(1)	$(0.02)	$0.10	NM	$0.25	NM

(1) Adjusted for restructuring charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not meaningful

"As anticipated, during the first quarter of fiscal 2013 we continued to face difficult market conditions for recycled metals, including a sharp drop in both ferrous sales prices and volumes, due to soft demand resulting from slowing global growth and the weak domestic economic environment which continues to impact scrap generation. Despite these challenges, each of our business segments remained profitable and our Auto Parts and Steel Manufacturing businesses improved operating margins sequentially," said Tamara Lundgren, President and Chief Executive Officer. "We are on track with our restructuring initiatives to adjust our cost base to reflect the current market environment, while preserving our ability to take advantage of stronger future demand and improved scrap flows."

"Recently, our Auto Parts Business added 10 new stores through a combination of acquisitions and organic investment, seven of which are in geographic proximity to our major metals recycling export facilities. These new stores will increase the number of stores by 20% and are consistent with our growth initiatives in the Auto Parts Business which maximizes value throughout the automotive recycling process while enhancing ferrous and nonferrous supply for our Metals Recycling Business. As we continue to deliver enhanced synergies between our Metals Recycling and Auto Parts businesses, our strong balance sheet, reduced cost base and export-focused platform strategically position us to benefit from an improvement in economic conditions domestically and abroad."

Key business drivers during the first quarter of fiscal 2013:

  Metals Recycling Business (MRB) shipped 955 thousand ferrous tons and 119 million nonferrous pounds. The sequential volume declines reflected softer demand, reduced flows of raw materials and the timing of shipments.
  Auto Parts Business (APB) generated a 9% operating margin on 79 thousand cars purchased. Operating margins expanded sequentially primarily due to lower inventory costs.
  Steel Manufacturing Business (SMB) achieved $3 million in operating income on sequentially flat selling prices and volumes, primarily due to improved utilization and lower raw material costs.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)
	Quarter
	1Q13	4Q12	Change	1Q12	Change
Total Revenues	$494	$652	(24)%	$728	(32)%

Ferrous Revenues	$370	$485	(24)%	$578	(36)%
Ferrous Volumes	955	1,178	(19)%	1,232	(23)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$358	$378	(5)%	$432	(17)%

Nonferrous Revenues	$117	$158	(26)%	$142	(18)%
Nonferrous Volumes	119	169	(30)%	137	(13)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.95	$0.90	6%	$1.00	(5)%

Operating Income(2)	$6	$13	(57)%	$13	(57)%

(1) Sales prices are shown net of freight
(2) Operating income does not include the impact of restructuring charges

Sales Volumes: Ferrous sales volumes of 955 thousand tons in the first quarter decreased 19% from fourth quarter levels, primarily due to reduced flows of raw materials resulting from the lower price environment as well as the timing of shipments. Nonferrous sales volumes of 119 million pounds decreased 30% sequentially, primarily due to the impact of lower beginning inventories and raw material flows.

Export customers accounted for 71% of total ferrous sales volumes in the first quarter. Our ferrous and nonferrous products were shipped to 14 countries, with Turkey, South Korea, Taiwan and Indonesia being the top ferrous export destinations.

Pricing: Demand softened in the export markets in September and October, driving average net ferrous selling prices down 5% from fourth quarter levels. Nonferrous prices increased 6% sequentially primarily due to slightly higher demand for nonferrous commodities and product mix.

Margins: Operating income per ferrous ton was $6, a decline of 46% sequentially. Overall, the first quarter was significantly impacted by a sharp decline in selling prices and lower volumes.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)
	Quarter
	1Q13	4Q12	Change	1Q12	Change
Revenues	$70	$72	(3)%	$84	(17)%
Operating Income(1)	$6	$2	295%	$10	(39)%

Car Purchase Volumes (000s)	79	81	(2)%	85	(7)%
Locations (end of quarter)	51	51	—	50	2%

(1) Operating income does not include the impact of restructuring charges

Revenues: Revenues in the first quarter decreased 3% sequentially due to lower shipped volumes and lower commodity prices.

Margins: Operating margins during the first quarter increased sequentially to 9%, primarily due to lower average inventory costs which more than offset the negative impact of lower commodity prices on sales.

New Stores: Since the end of the first quarter, APB has invested in 10 new self-service retail stores:

  Acquired four stores in Richmond and Surrey, British Columbia, expanding our presence in Western Canada near our Metals Recycling facility in Surrey, British Columbia;
  Developing a greenfield location in Calgary, Alberta, further enhancing our North American supply;
  Acquired two stores in the Kansas City metropolitan area, MO and KS, and developing a greenfield location in Springfield, MO, expanding APB’s presence in the Midwestern U.S.; and
  Acquired two stores in Massachusetts, establishing a new Auto Parts presence in the Northeast near our Metals Recycling facilities.

These growth initiatives further penetrate core markets for our Auto Parts Business, leveraging existing operational resources and enhancing scrap flows available to our Metals Recycling Business.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of short tons)
	Quarter
	1Q13	4Q12	Change	1Q12	Change
Revenues	$92	$90	2%	$80	15%
Operating Income	$3	$(3)	NM	$1	179%

Avg. Net Sales Prices ($/ST)	$680	$685	(1)%	$722	(6)%
Finished Goods Sales Volumes	130	126	3%	107	22%

NM = Not meaningful

Sales Volumes: Finished steel sales volumes of 130 thousand tons increased 3% from the fourth quarter of fiscal 2012.

Pricing: Average net sales prices for finished steel products of $680 approximated the fourth quarter.

Margins: Steady market conditions, combined with improved utilization of 70% and reduced costs of raw materials, resulted in operating income of $3 million during the first quarter.

Cost Reductions

In August, we announced initiatives to generate greater synergies from our fiscal 2011 investments and to realign our organization by further integrating our Metals Recycling and Auto Parts Businesses, streamlining our corporate functions, and reducing organizational layers. In the first quarter, SG&A was 14% lower as compared to the prior year first quarter. First quarter SG&A improved slightly as compared to the fourth quarter of fiscal 2012 excluding nonrecurring benefits of approximately $4 million in the fourth quarter from changes in environmental reserves and accrued compensation expense.

In aggregate, cost reduction initiatives are expected to lower annual pre-tax operating costs by $25 million through a combination of lower production and administrative expenses and be substantially complete by the end of fiscal 2013. Total pre-tax restructuring charges are expected to be approximately $11 million. During the first quarter, we incurred $2 million of the restructuring charge. In aggregate, we have incurred $7 million of the total $11 million anticipated restructuring charge, and we expect to recognize the balance during the remainder of fiscal 2013.

Corporate Items

Corporate expense in the first quarter was $2 million higher sequentially due to nonrecurring benefits in the fourth quarter of fiscal 2012 from a reduction in compensation expense. In addition, intercompany profit eliminations were slightly higher in the first quarter due to higher inventories arising from the timing of shipments.

Income tax expense included the impact of a noncash valuation allowance on deferred tax assets of a foreign subsidiary of approximately $2 million.

Total debt increased by $20 million to $355 million, primarily reflecting higher working capital related to increases in accounts receivable and replenishing inventories to support second quarter sales volumes.

Analysts' Conference Call: First Quarter of Fiscal 2013

A conference call and slide presentation to discuss results will be held today, January 8, 2013, at 11:30 a.m. EST hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following tables. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC. FINANCIAL HIGHLIGHTS (in thousands) (Unaudited)

	For the Three Months Ended
	November 30, 2012	November 30, 2011

REVENUES:

Metal Recycling Business:
Ferrous sales	$370,476	$578,024
Nonferrous sales	116,601	142,290
Other sales	7,384	8,124
TOTAL MRB SALES	494,461	728,438

Auto Parts Business	69,555	84,054
Steel Manufacturing Business	92,029	79,902
Intercompany sales and eliminations	(63,225)	(80,218)
Total Revenues	$592,820	$812,176

OPERATING INCOME:
Metal Recycling Business	$5,654	$13,099
Auto Parts Business	6,364	10,442
Steel Manufacturing Business	3,404	1,218
Segment operating income	15,422	24,759

Corporate expense	(11,144)	(10,296)
Intercompany eliminations	(1,472)	507

Adjusted operating income	2,806	14,970

Restructuring charges	(1,593)	—
Total operating income	$1,213	$14,970

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands) (Unaudited)

	For the Three Months Ended
	November 30, 2012	November 30, 2011
Revenues	$592,820	$812,176
Cost of goods sold	541,884	742,215
Selling, general and administrative	47,995	55,992
Loss (Income) from joint ventures	135	(1,001)
Restructuring charges	1,593	—
Operating income	1,213	14,970
Interest expense	(2,017)	(3,271)
Other income (expense), net	321	(393)
Income (loss) before income taxes	(483)	11,306
Income tax expense	(960)	(3,561)
Net income (loss)	(1,443)	7,745
Net income attributable to noncontrolling interests	(228)	(727)
Net income (loss) attributable to SSI	$(1,671)	$7,018

Income (loss) per share attributable to SSI - basic	$(0.06)	$0.26
Income (loss) per share attributable to SSI - diluted	$(0.06)	$0.25

Weighted average number of common shares:
Basic	26,567	27,451
Diluted	26,567	27,715
Dividends declared per common share	$0.188	$0.017

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

	1Q13	1Q12	2Q12	3Q12	4Q12	Fiscal 2012
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$354	$420	$424	$414	$357	$406
Exports	360	436	420	427	384	417
Average	$358	$432	$421	$424	$378	$415

Ferrous Sales Volume (LT)
Domestic	279,450	319,451	297,142	308,521	261,747	1,186,861
Export	675,212	912,939	1,055,237	1,044,063	915,927	3,928,166
Total	954,662	1,232,390	1,352,379	1,352,584	1,177,674	5,115,027

Nonferrous Average Price ($/LB) (1)	$0.95	$1.00	$0.91	$0.97	$0.90	$0.94

Nonferrous Sales Volume (LB, in 000s)	118,931	137,243	168,545	154,071	168,794	628,652

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$680	$722	$725	$734	$685	$715

Sales Volume (ST) (2)
Rebar	78,159	62,487	51,141	55,378	74,797	243,803
Coiled Products	45,533	39,120	55,785	42,753	45,103	182,761
Merchant Bar and Other	5,926	5,030	5,097	4,812	5,837	20,776
Total	129,618	106,637	112,023	102,943	125,737	447,340

Auto Parts Business
Car purchase volumes (000)	79	85	84	89	81	339
Number of self-service locations at end of quarter	51	50	51	51	51	51

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	November 30, 2012	August 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$24,404	$89,863
Accounts receivable, net	152,860	137,313
Inventories, net	302,626	246,992
Other current assets	35,491	42,651
Total current assets	515,381	516,819

Property, plant and equipment, net	564,110	564,185

Goodwill and other assets	679,713	682,569

Total assets	$1,759,204	$1,763,573

Liabilities and Equity
Current liabilities:
Short-term borrowings	$9,169	$683
Other current liabilities	157,291	178,159
Total current liabilities	166,460	178,842

Long-term debt	345,797	334,629

Other long-term liabilities	142,592	142,158

Redeemable noncontrolling interest	23,602	22,248

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	1,075,345	1,080,583
Noncontrolling interests	5,408	5,113
Total equity	1,080,753	1,085,696
Total liabilities and equity	$1,759,204	$1,763,573

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income (loss) attributable to SSI and adjusted diluted earnings per share attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)
	Quarter
	1Q13	4Q12	1Q12
Operating Income (Loss)	$1	$(1)	$15
Restructuring Charges	2	5	—
Adjusted Operating Income	$3	$4	$15

Net Income (Loss) attributable to SSI
($ in millions)
	Quarter
	1Q13	4Q12	1Q12
Net Income (Loss) attributable to SSI	$(2)	$—	$7
Restructuring Charges, net of tax	1	3	—
Adjusted Net Income (Loss) attributable to SSI	$(1)	$3	$7

Diluted Earnings per share attributable to SSI
($ in millions)
	Quarter
	1Q13	4Q12	1Q12
Net Income (Loss) per share attributable to SSI	$(0.06)	$(0.02)	$0.25
Restructuring Charges, net of tax, per share	0.04	0.12	—
Adjusted Diluted EPS attributable to SSI	$(0.02)	$0.10	$0.25

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 58 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 59 self-service facilities located in 15 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 107th year of operations in 2013.

Safe Harbor for Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, including statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com